EXHIBIT 4.1(g)

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 METRO-TEL CORP.


         METRO-TEL  CORP.,  a corporation  organized  and existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation duly called and held, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and calling for consideration thereof at a meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

                           RESOLVED,  that Article FOURTH of the  Certificate of
                  Incorporation of the Corporation, as amended, be further amended to increase the number of shares of Common Stock, par value $.025 per share, which the Corporation is authorized to issue from 6,000,000 shares to 15,000,000 shares, which Article, as amended, will read as follows:

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                           "FOURTH:  The total number of shares of capital stock
                  which the Corporation is authorized to issue is 15,200,000 shares, consisting of:

                           (1) 15,000,000  shares of  Common Stock, having a par
                  value of $.025 per share; and

                           (2) 200,000  shares of  Preferred  Stock having a par
                  value of $1.00 per share. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by filing any certificate prescribed by law, to provide for the issuance of such Preferred Stock in series and to establish the number of shares to be included in each such series, the fully or limited voting powers, or the denial of voting powers of each such series, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications or restrictions and other distinguishing characteristics, if any, of the shares of each such series. The authority of the Board of Directors with respect to the shares of each such series shall include, without limitation, determination of the following:

                           (a) the number of shares  of each such series and the
                  designation thereof;


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                           (b) the annual rate or amount of  dividends,  if any,
                  payable on shares of each such series (which dividends would be payable in preference to any dividends on Common Stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the date when such dividends shall be payable;

                           (c) whether  the shares of each such series  shall be
                  redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of each such series may be redeemed;

                           (d) the  amount,  if any,  payable  on shares of each
                  such series in the event of liquidation, dissolution or winding up of the affairs of the Corporation;

                           (e) whether  the shares of each such series  shall be
                  convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the price or prices or the rate or rates at which shares of each such series shall be so convertible or exchangeable, and the adjustment which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

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                           (f) whether the shares of each such series shall have
                  any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of voting rights."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD:    That said amendment was duly  adopted in accordance with  the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         Signed on October 29, 1998.
                                            /s/  Venerando J. Indelicato
                                            -----------------------------------
                                            Venerando J. Indelicato,
                                            President


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